Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Reed's, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	—	—	$11,500,000	0.0001381	$1,588.15
Fees to Be Paid	Equity	Warrants to purchase common stock(3)	457(g)	—	—	—	—	—
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share, underlying warrants	457(o)	—	—	$11,500,000	0.0001381	$1,588.15
	Total Offering Amounts			—	—	$23,000,000	—	$3,176.30
	Total Fees Previously Paid			—	—	—	—	1,588.15
	Total Fee Offsets			—	—	—	—	—
	Net Fee Due			—	—	—	—	$1,588.15

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act, and includes $1,500,000.00 of shares of common stock that the underwriters have the option to purchase.
(3)	Pursuant to Rule 457(g) of the Securities Act, no separate registration fees are payable with respect to the warrants to purchase shares of common stock, $0.0001 par value per share, offered hereby since such warrants are being registered in the same registration statement as the common stock.